EXHIBIT 99.1

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LBI Media Reports Second Quarter 2005 Results

Second Quarter Net Revenues Increase 7%, Radio Division Revenue Grows 21%

Burbank, CA – August 15, 2005 – LBI Media, Inc. (the “Company”) announced its financial results today for the second quarter ended June 30, 2005.

Results for the Quarter Ended June 30, 2005

For the quarter ended June 30, 2005, net revenues increased 7% to $26.4 million from $24.8 million for the same quarter last year. This increase was primarily attributable to revenue growth from our radio stations across all of our markets. These increases were partially offset by a decline in revenue from our California television stations, primarily resulting from a decrease in national revenues. Operating expenses (excluding depreciation and noncash employee compensation) increased 13% to $12.8 million in the second quarter of 2005 versus $11.4 million in the second quarter of 2004. This growth in operating expenses can be primarily attributed to the incremental costs associated with the production of additional in-house television programming, increased promotional expenses, increased music license fees and additional sales salaries and commissions associated with the growth in our revenue base. In addition, our operating expenses were increased by $247,000 as a result of expenses associated with our parent’s initial public offering that was not completed. As a result, second quarter 2005 Adjusted EBITDA1 increased 1% to $13.5 million from $13.4 million for the same quarter last year.

The Company recognized net income of $6.4 million for the quarter, compared to $7.2 million for the same period of 2004, representing a 10% decrease.

Radio division net revenues increased 21% to $14.2 million from $11.8 million for the same quarter last year. The increase in revenue can be attributed to revenue growth across all of our markets. Operating expenses (excluding depreciation and noncash employee compensation) increased 5% to $5.4 million from $5.2 million for the same quarter last year. The growth in operating expenses can be primarily attributed to an increase in promotion and an increase in music license fees. Operating income increased 34% to $8.4 million from $6.2 million for the same quarter of 2004. Adjusted EBITDA increased 33% to $8.7 million from $6.6 million for the second quarter of 2004.

Television division net revenues decreased 6% to $12.2 million for the quarter ended June 30, 2005 from $13.0 million for the same quarter last year. This decrease was primarily due to lower national revenues. Operating expenses (excluding depreciation and noncash employee compensation) increased 19% to $7.4 million from $6.2 million for the same quarter last year. The growth in operating expenses can be primarily attributed to the additional expenses associated with our new internally produced television programming and increased promotion and advertising expenses. Operating income decreased 35% to $3.9 million from $6.0 million for the same quarter last year. Adjusted EBITDA decreased 29% to $4.8 million from $6.8 million for the same quarter last year.

Results for the Six Months Ended June 30, 2005

For the six months ended June 30, 2005 net revenues increased 6% to $46.9 million from $44.1 million for the same period last year. This increase was primarily attributable to revenue growth from our radio

(1) The Company defines Adjusted EBITDA as net income plus income tax expense, (loss) gain on sale of property and equipment, net interest expense, depreciation and noncash employee compensation. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain noncash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

stations across all of our markets as well as our Dallas television station. For the six months ended June 30, 2005 operating expenses (excluding depreciation and noncash employee compensation) increased 12% to $24.6 million versus $22.1 million for the six months ended June 30, 2004. The increase in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming, increased promotional expenses and additional sales salaries and commissions associated with the growth in our revenue base. In addition, our operating expenses were increased by $247,000 as a result of expenses associated with our parent’s initial public offering that was not completed. Adjusted EBITDA for the six months ended June 30, 2005 increased 1% to $22.3 million from $22.1 million for the same six month period last year.

The Company recognized net income of $8.2 million for the six months ended June 30, 2005 compared to $8.5 million for the same period of 2004, representing a 4% decrease.

Radio division net revenues increased 15% to $23.8 million from $20.7 million for the six months ended June 30, 2005 due to growth across all of our markets. Operating expenses (excluding depreciation and noncash employee compensation) increased 4% to $10.4 million from $10.0 million for the same period last year. Operating income increased 44% to $12.7 million from $8.9 million for the same period last year primarily due to the increase in revenues and a decrease in noncash compensation. Adjusted EBITDA increased 25% to $13.4 million from $10.7 million for the six months ended June 30, 2005.

Television division net revenues decreased 1% to $23.1 million for the six months ended June 30, 2005 from $23.4 million for the same six month period last year. Operating expenses (excluding depreciation and noncash employee compensation) increased 18% to $14.3 million from $12.1 million for the same period last year. The growth in operating expenses can be primarily attributed to the additional expenses associated with our new internally produced television programming and increased promotion and advertising expenses. Operating income decreased 29% to $7.1 million from $9.9 million for the same period last year. Adjusted EBITDA for the six months ended June 30, 2005 decreased 22% to $8.9 million from $11.4 million for the same six month period last year.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President, said, “I am very pleased with the performance of our radio stations across all markets. Our flagship station in Los Angeles, Que Buena, continues to be among the top ranked stations in both the 18-34 and 18-49 demographics. Also, our top rated format in Houston, La Raza, went #2 in the 25-54 demographic in the Spring 2005 Arbitron ratings survey for the first time. We anticipate that our television performance will improve in the second half of the year. With respect to our ratings performance in television, KRCA-TV has achieved the #2 position in the July Nielsen sweeps period from 3PM-9PM in the 18-34 demographic. By beating such networks as Telemundo and Telefutura in this key early fringe and prime time programming period, we have proven the success of our internally produced programming. Our Houston television station has also achieved some of its highest ratings in the metered overnight Nielsen ratings for July sweeps. These ratings were also achieved with our internally produced programming. We believe that revenue growth should follow these television ratings performance.”

Recent Developments

On April 27, 2005, Spanish Media Rep Team, Inc. (“SMRT”), the Company’s national sales representative owned and operated by Jose and Lenard Liberman merged with and into Liberman Broadcasting, Inc. The Company paid $5,086,000 for the shares of common stock of SMRT. The consideration was paid in cash of $3,286,000 and notes to Jose Liberman and Lenard Liberman in the principal amount of $900,000 each.

Before the merger, SMRT had an agreement with the Company to receive a 15% commission from the Company for any commercial time SMRT sold to national advertisers on the Company’s radio and television stations. The Company believes it paid commissions to SMRT on an arm’s length basis because the rate was based upon the commission rates it paid to former third party national sales representative firms.

On May 9, 2005, Lenard Liberman was appointed Chief Financial Officer of LBI Holdings I, Inc. and its subsidiaries, including LBI Media, Inc. and LBI Media Holdings, Inc. Mr. Liberman has served as the Company’s Executive Vice President and Secretary and has been a member of the Company’s board of directors since its formation in 1987. Mr. Liberman also previously served as the Company’s Chief Financial Officer from April 2002 to April 2003.

Second Quarter 2005 Conference Call

The Company will host a conference call to discuss its financial results for the second quarter of 2005 on Monday, August 15, 2005 at 5:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 210-9006 five minutes prior to the scheduled start time of the call and asking for the “LBI Media Second Quarter 2005 Results Conference Call.” The conference call will be recorded and made available for replay through Thursday, August 18, 2005. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 4067028.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns sixteen radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$31,202	$28,432	$54,690	$50,583
Less agency commissions	4,797	3,661	7,748	6,440

Net revenues	26,405	24,771	46,942	44,143
Operating expenses:
Program and technical	4,440	3,934	8,563	7,506
Promotional	683	430	959	811
Selling, general and administrative	7,468	7,017	14,893	13,736
Noncash employee compensation	(199)	(175)	(493)	886
Depreciation	1,484	1,314	2,971	2,439
Offering expenses	247	—	247	—

Total operating expenses	$14,123	$12,520	$27,140	$25,378

Operating income	12,282	12,251	19,802	18,765
Interest expense	(5,914)	(5,070)	(11,653)	(10,196)
Interest and other income	36	66	66	91
Gain (loss) on sale of property and equipment	—	2	—	2

Income before income taxes	6,404	7,249	8,215	8,662
Provision for income taxes	(16)	91	15	123

Net income	$6,420	$7,158	$8,200	$8,539

Adjusted EBITDA(1)	$13,566	$13,390	$22,280	$22,090

Adjusted EBITDA Margin (%)(2)	51.4%	54.1%	47.5%	50.0%

(1)	Refer to footnote (2) on page 1.
(2)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

Results of Operations (continued):

The following is a reconciliation of net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA for the Company:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$10,151	$9,559	$10,197	$13,265
Add:
Gain on sale of investments	—	48	—	48
Income tax expense	(16)	91	15	123
Interest expense, net	5,878	5,004	11,587	10,105
Less:
Amortization of deferred financing costs	(199)	(159)	(398)	(313)
Offering costs	(247)	—	(247)	—
Provision for doubtful accounts	(248)	(259)	(444)	(458)
Changes in operating assets and liabilities:
Accounts receivable	3,107	2,792	1,882	(107)
Program rights	(7)	(160)	(153)	(461)
Amounts due from related parties	(780)	175	(638)	191
Prepaid expenses and other current assets	(227)	14	(317)	(161)
Employee advances	12	26	(7)	27
Accounts payable and accrued expenses	167	(359)	1,196	(624)
Accrued interest	(3,835)	(3,399)	(151)	193
Program rights payable	25	(20)	—	7
Amounts due from (to) related parties	—	136	—	189
Deferred state income tax payable	—	(44)	—	(68)
Other assets and liabilities	(215)	(55)	(242)	134

Adjusted EBITDA	$13,566	$13,390	$22,280	$22,090

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Radio division operating income	$8,352	$6,233	$12,740	$8,851
Depreciation	580	529	1,160	991
Noncash employee compensation	(199)	(175)	(493)	886

Radio division Adjusted EBITDA	$8,733	$6,587	$13,407	$10,728

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s television division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Television division operating income	$3,929	$6,018	$7,062	$9,914
Depreciation	904	785	1,811	1,448
Noncash employee compensation	—	—	—	—

Television division Adjusted EBITDA	$4,833	$6,803	$8,873	$11,362